EXHIBIT 99.1

Amphenol

News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL CORPORATION
PROVIDES UPDATE ON FOURTH QUARTER 2008 GUIDANCE

Wallingford, Connecticut.  December 4, 2008.  Amphenol Corporation (NYSE-APH) announced today that it is revising the fourth quarter 2008 guidance provided in its October 16th press release in light of the further slowdown in global demand within the last month.   The combination of this economic downturn, customer inventory reductions in response to tighter credit and lower demand expectations and a stronger U.S. dollar is resulting in reduced revenues in many of the Company’s markets, particularly in the automotive, communications and industrial markets.

Accordingly, while forecasting in the current uncertain economic environment has become increasingly difficult, the Company now expects fourth quarter revenue and earnings per share in the range of $725 to $735 million and $.50 to $.52, respectively, a decrease of 5% to 7% and 5% to 9%, respectively from the fourth quarter of 2007.  Currency translation is now estimated to have the effect of reducing sales by approximately 5% when compared to the 2007 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “While demand has slowed and remains challenging to forecast, we are well positioned in our served markets to capitalize on the opportunities that are arising even in this uncertain environment. Our organization is continuing to take the actions necessary to preserve strong margins and cash flow, and will continue to proactively support our customers with leading interconnect technologies.”

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

The projections and the other statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange

Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2007, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission for some factors that could cause the actual results to differ from estimates.  In addition, the forward-looking statements included herein represent the Company’s estimates only as of today and should not be relied upon as representing the Company’s estimates as of any subsequent date.   While the Company may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so, even if internal estimates change, unless otherwise required by applicable securities laws.